EXHIBIT 99.2
DATATRAK International, Inc.
Teleconference May 9, 2007 at 4:30 PM ET
DATATRAK First Quarter 2007 Financial Results
Host: Dr. Jeffrey A. Green, President and CEO

DAVID:	Good afternoon and welcome to the DATATRAK International First Quarter 2007 Earnings Conference Call. All participants will be in listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. An Operator will give instructions on how to ask your questions at that time. If you should need assistance during the Conference, please signal an Operator by pressing “*” then “0” on your touchtone phone. Please note this Conference is being recorded. Before beginning the Conference, DATATRAK Management would like to remind you that in discussing the Company’s performance today, there will be included some “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements related to future events and expectations involve known and unknown risks and uncertainty that attracts results and actions may differ materially from those projected in the “forward-looking statements”. For summary of the specific risks that could cause results to differ materially from those expressed in the “forward-looking statements” see DATATRAK’s Form 10K for the year ended December 31, 2006 filed with the SEC. Now, I would like to turn over the Conference to Dr. Jeff Green. Dr. Green, please go ahead.

DR. JEFFREY GREEN:	Thank you David. Welcome everyone to our Conference Call for the First Quarter of 2007. We will begin with a Financial Review. This will be followed by a discussion regarding progress on several fronts. Number One: An update on the initiation of work with a multibillion-dollar standardization client that was announced during the Quarter. Number Two: Our Enterprise Transfer initiative that was recently highlighted in an announcement last week and; Number Three: The growing acceptance of our consulting capabilities with the eMerge Program that we expect will provide additional momentum for revenue and growth from the latter half of 2007 and into 2008. The last item we would like to explain to everyone in general terms is our developing business model option, which is based on a subscription licenses format. As usual, we will leave plenty of time for Q&A at the end.

First of all, Financial Results. Revenue for the First Quarter of 2007 was $3.5 Million Dollars; this compared to $4.5 Million Dollars for the First Quarter of ’06, representing a 21 percent decrease. The gross profit margin for the Quarter was 62 percent compared to 74 percent for the same period a year ago. The client and gross profit margin continues to be mostly the result of decreased revenue in the face of relatively fixed direct cost. The net loss for the Quarter was $1.9 Million Dollars or $0.16 cents per share, basic and diluted. This compared with a net loss of $81,000 or $0.01 cent per share on a basic and diluted basis for the same period in ’06. Cash flow from Operations during the First Quarter was a negative $910,000; Cash Balance at the end of the Quarter was approximately $13.0 Million Dollars, which includes proceeds from our pipe transaction in March. Our backlog at the end of the First Quarter was $13.5 Million Dollars. Backlog at the end of December 2006 was $12.2 Million Dollars. Backlog as of today is $13.6 Million Dollars. During the First Quarter, we added $4.8 Million Dollars in backlog from new contract signings and also expansions of existing work. During the last Press Release and Conference Call, we made every effort to prepare everyone for the unattractiveness of the financial results for this First Quarter. Notwithstanding these results, we continue to lay meaningful foundations which we are confident will yield commensurate financial results in the latter part of ’07 and into 2008. I will share some of that information with you in a few minutes. Regarding what we have been referring to recently as our transition period, which is the time required for the cumulative momentum of our expanding customer base and large pipeline of anticipated new trials using predominately our eClinical platform to overcome the successful winding down of trials that have been running with our Version 4.0 product suite; it does now appear that we will require more time than originally anticipated before strong, sustainable revenue growth will materialize. As we all have painfully learned over the past few years in the trial-by-trial business model, we have just not been very successful at predicting the future. Having said that, let me just state that at this time, we believe that sequential Quarter over Quarter revenue growth will begin to occur in the latter part of this year. This will occur from a growing volume of trials from both new and current customers that are expected to transition from our pipeline into production during the balance of the year. It is just the simple fact that timing is and always has been our worst enemy and, furthermore, it is something we can’t control. Thus, we won’t give any specific estimation of exactly when the transition period will shift until we have the actual hard proof that it has indeed done so. Let me assure you, however, this is not a question of “if” but “when”. During the current Quarter, we are closely examining our expense levels as we await the anticipated increase in business flow resulting from the laying of various foundations that you will hear about next. Where possible, without affecting the delivery of increased revenue, we will be streamlining certain areas of the Company. These actions will be done carefully and selectively. No firm conclusions have been made at this time regarding the amount of streamlining. So now let me discuss an update everyone on some of the major ongoing initiatives and development that support our continuing confidence that better times lay ahead.

The first portion is the initiation of work with a multibillion-dollar standardization client. During the First Quarter, we announced the selection of DATATRAK eClinical as the standard platform for all future clinical trials at a multibillion-dollar North American client. We have fielded a number of questions about the status of this situation so we thought we would provide an update during this call, especially for the benefit of those new investors that haven’t been sensitized to how our market “works” before. Work has begun on the first clinical trial for this customer and the Master Agreement is in the final stages of closure. There are a lot of things that are not normal business practice in this specific industry compared to more logical industries and one of them is that work often begins and continues while final agreements are still being consummated. This is not only true for us but for most providers in the industry. Just last week during our three-city marketing seminar, a sponsor that “picked” a competitor for their trials fourteen (14) months ago and it was publicly announced has yet to initiate their first project with them. This was told to me by the participants of that conference from that sponsor. Fortunately, after seeing what we have, they would like to speak with us. So this type of lack of urgency permeates the industry at times and affects all providers to some extent. Only once during our operating history have we had a customer select us that never went eventually down the path of beginning a project. These events, meaning starting a trial and having all of your paperwork in order are certainly not sequential steps in this industry. Often, clients take a long time to make a decision, yet want their trials started yesterday. Sometimes we can use this discrepancy of events as leverage to get the final signatures and sometimes we take the business and activity on good faith and sign the paperwork months later, as is the case in this situation. As the last point for this section, let me update everyone on the overall status of our multiple standardization customers. First of all, the number of customers standardizing on the eClinical platform is growing as evidenced by the announcement in the First Quarter that we have just talked about. Secondly, the activity with the standardization customers is progressing which I will describe in the next point; though some of the critical trial timelines have shifted to the right in several cases. As we discussed, this is common in this industry and is not indicative of the lack of the client’s commitment to our platform. It is simply timing which is part of the reason for our inability to say for sure about exiting the transition period. Finally, a number of standardization clients are either embarking on eMerge consulting or they are in discussion with us about the Enterprise business model option, which is the last major section of today’s call.

The next section is Enterprise Transfer initiative. Last week, we announced the first client that has undergone Enterprise Transfer with the eClinical platform. Over the past several years, we have trained several clients on the Version 4.0 EDC product on Technology Transfer but the customer last week is the first one to embark upon this effort with the broader platform. As stated in the announcement, their data management capabilities are located offshore in Southeast Asia. They are a multibillion-dollar international client with offices in acquired divisions in several locations around the world. We titled this announcement last week, the first phase of Enterprise Transfer. In our previous call we stated that our goal for the launch of full Enterprise Transfer is June’s Drug Information Association (DIA) Meeting, which should by all accounts be a landmark show for DATATRAK. In the first phase of Enterprise Transfer, clients can do their own study design from our data center in an ASP manner; but they simply will need assistance from our technical team to administrate users and enter studies into production mode. The definition of full Enterprise Transfer is when everything can be done remotely by our clients without the assistance of our technical team at the global data center. This is what is scheduled for June. If any of you are at the DIA Meeting next month, please stop by our booth and observe this capability for yourselves. DATATRAK has adopted the corporate stance that all Enterprise Transfer clients of whom there are more developing from sponsors to CROs must undergo eMerge consulting as part of this process. This is discussed in the next section.

We will move now to the Enterprise Consulting initiative discussion. The client just mentioned in the past few sentences underwent eMerge consulting very successfully at a $400,000 to $500,000 consulting contract to DATATRAK. Their team is now designing their own trials. The return on investment to the client from Enterprise Transfer can certainly be paid back in six (6) to twelve (12) months, depending on the magnitude of clinical trials they perform annually. This client is now serving as a reference to other perspective customers on a variety of aspects on working with DATATRAK from our software architecture perspective to our expert consulting efforts to their ability to be empowered and make their programs more efficient and also to their satisfaction level with our software as a service offering. Their positive references are almost as valuable to us as their business. The first client I discussed on the call, the multibillion-dollar customer that is standardizing on us has also expressed interest in eMerge consulting and they will go down the path of dedicating all of their trials to DATATRAK. Additional engagements in addition to these groups are now ongoing as well. This consulting activity is expected to become a growing and attractive margin revenue line throughout the year and moving into 2008.

The last topic for today is I would like to introduce the Enterprise Subscription business model option and go through some of the points with you. One of the main justifications for raising the funds in the pipe related to multiple discussions ongoing with clients regarding the Enterprise Subscription business model option that will be in addition to our trial-by-trial and pay as you go transaction based model. This new option is designed for clients that have large pipelines of clinical trials contemplated over a multi-year period of time. Because this business model structure requires a commitment over a three (3) to five (5) year period, we wanted a stronger balance sheet as part of these negotiations. I would like to take just a few minutes going through the aspects of this model on this call so that when these situations land and are announced, you all will be well versed in their structure and significance. We anticipate several clients that will likely adopt this approach by the end of 2007. Much of this approach in a general way and the rationale for it was discussed in the eClinical Business Model White Paper that resides on our website. If you are interested, you may want to take a look at it. Let me briefly explain the characteristics of this model. I will give it to you in itemized steps and you may find it useful to write these down on a list from one (1) to thirteen (13).

Point 1. The software portion in this business model to our budgets is separated out from the services portion. The technology structure will now be explained first.

Point 2. We receive from the client a magnitude of expected trials and their estimated size from their pipeline over the next three (3) to five (5) years. Alternatively, the client can select a volume of data items to purchase up front during the contract period.

Point 3. We run this magnitude of volume through our original data item model as it has years of experience in producing quantitative results. This avoids guessing at the selling price.

Point 4. A dollar value comes out of this calculation and this effort.

Point 5. The customer is offered a flat rate, depending on the number of planned trials or data items purchased. They also select the number of years they would like to commit. As with almost every business, attractive prices are proportional to the magnitude of commitments or data volume purchased.

Point 6. Once agreed, the customer pays a fixed price for that volume of data items each year. The full annual amount is paid as cash to DATATRAK for that given year and on each anniversary date of signing. Revenue should be able to be recognized on a pro-rata basis throughout the life of the contract.

Point 7. This fixed price is not affected by project delays or cancellations. Payments continue no matter what. The client is purchasing the right to use the platform at that given magnitude of data. From this perspective what many clients have asked for they have now received which is the transactional nature of the payments has been removed. In return, we have achieved what we have stated for years as required by us which are volume based commitments where we have strong visibility of a customer’s plans and needs allowing us to match our manpower and infrastructure capabilities accordingly.

Point 8. During the life of the contract, clients can roll over unused data item volumes or they can substitute any trial end for another one. Data item volume and the clinical trials are fungible.

Point 9. The subscription contract must be renewed by the anniversary date or access to the eClinical suite is discontinued.

Point 10. If the data item volume exceeds the amount originally contracted, additional data items are assessed at the retail rate, very similar to your cell phone contracts or your rented car.

     Point 11. Associated optional services are purchased separately and are billed when provided. Examples of services include study design and setup, project management and training. Alternatively, if the client undergoes Enterprise Transfer, their staff can selectively take over many of these services. At the end of the day, a client has complete flexibility with our various approaches. They can have DATATRAK deliver everything in a trial-by-trial manner. They can contract on a multi-year basis for the entire technology platform and leverage this across all of their clinical trials, purchasing services from DATATRAK as they are needed or they can structure an Enterprise business model with Enterprise Transfer and be fully independent except for hosting and Help Desk services. The overall key to our initiative is to accelerate adoption rates of those clients favoring our platform.

Point 12. Our 24 x 7 multilingual Help Desk or Solution Center is obligatory for all clients. Because of the critical contribution to user satisfaction and unsatisfactory past experiences, we are reticent to trust other parties with this specific service at this time.

Point 13. Once these multi-year deals are signed, the total contract amount would come into backlog on the day the signatures obtained. This amount would certainly include the technology portion of the budgets. Some clients may desire to purchase services up front as well. If this would occur, the technology and the services components would enter backlog simultaneously.

Those are all of the prepared comments that we have. Terry and I would be happy to answer any questions you might have. So David, if you want to open it up for Q&A that would be fine.

DAVID:	At this time if you would like to ask a question, please press “*” then “1” on your touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press “*” then “2” to remove yourself from the list. Again, to ask a question, please press “*” then “1”.

Our first question comes from Chris Ryder from Lucrum Capital. Please go ahead.

CHRIS RYDER:	Good afternoon!

DR. JEFFREY GREEN:	Hi Chris!

CHRIS RYDER:	A couple of questions, how many trials in the Quarter were executed?

DR. JEFFREY GREEN:	Around 130.

CHRIS RYDER:	Okay and then the second thing is that you mentioned that you were working on this standardization client but that the paperwork hadn’t been signed? Does this mean that it was or wasn’t part of the backlog?

DR. JEFFREY GREEN:	It’s a small project. It is part of the backlog. Correct Terry?

TERRY BLACK:	Yes, that is correct.

DR. JEFFREY GREEN:	Yes, it is part of the backlog. What I meant by the paperwork is they sign the LOA for the project but we are in the final stages of negotiating the Master Agreement.

CHRIS RYDER:	And because... it seems like the body of your presentation for the current Quarter was a discussion of the pipeline opportunities?

DR. JEFFREY GREEN:	Yup.

CHRIS RYDER:	Can we have a sort of a pipeline framework?

DR. JEFFREY GREEN:	From what perspective?

CHRIS RYDER:	Well, in your Press Release last week, you talked about a potential customer that could do as many as 50 trials and the standardization customer, there is an expectation for a certain amount of trials to be rolled in for the next eighteen (18) months. So I am getting a sense... what I am trying to get a sense from you is the distinction between backlog and pipeline. If you are asking us to get some understanding about when if... the question of “when” but not “if”. I am just trying to get you to help me understand the size of what happens when “when” happens?

DR. JEFFREY GREEN:	Well, I will talk in general terms, Chris, and try to help out as much as I can. The pipeline continues to grow and the reason why it is growing now is related to the Enterprise discussions we are having. These are multi-year deals. I don’t want to front run any of this but we wanted to give some flavor so that when these things do come in, you guys will have an understanding of that. So the pipeline growth from the beginning of this year up to now basically is feeding in the volume that would come from these Enterprise relationships, most of which are not part of what we have talked about before in the pipeline; so they are in addition to it.

CHRIS RYDER:	Okay, so one last clarifying question and then I will get back into queue. Is the average trial size, as I think about the trial numbers,

what ... in the last Quarter you talked about atrophying in the December Quarter on 150 and rising towards above 200?

DR. JEFFREY GREEN:	Yup.

CHRIS RYDER:	As I look forward to this potential pipeline, when we think about a 50 trial relationship, what is the average trial size I should be thinking about?

DR. JEFFREY GREEN:	A good question! The average trial size, so correct me if I am wrong Terry we looked at it this morning, is between 190 to 200.

TERRY BLACK:	That is correct.

CHRIS RYDER:	Up from 156 in the December Quarter?

DR. JEFFREY GREEN:	That is correct.

CHRIS RYDER:	Okay, I will get back into queue.

DR. JEFFREY GREEN:	Okay

DAVID:	And our next question comes from Graeme Rein from Bares Capital Management. Please go ahead.

GRAEME REIN:	Could you talk about the cash position and I know you want to avoid making projections but at what point do you kind of anticipate being cash flow positive and what are your plans for using the cash in the next six (6) months or so?

TERRY BLACK:	I can’t quite assure you but maybe I can answer part of your question. We did have possibly $12.0 Million Dollars on the... $12.6 Million Dollars on the balance sheet at year end, at Quarter end and we are... we are not willing to discuss when we expect to be turning cash flow positive as part of the projections and I am not going to go into that level of detail at this point and time. That is one of the reasons we went ahead and did the pipe funding at this point and time is to strengthen the balance sheet so that we have the staying power to continue with the negotiations with these Enterprise accounts. I hope I have answered your question.

GRAEME REIN:	Okay, Dr. Green, do you talk in specifics about what areas of the business you feel like could be streamlined?

DR. JEFFREY GREEN:	Oh, that is a good question! We continue to add to our sales effort. That is key we believe to get the word out and we do feel despite the results of this Quarter, that the momentum is certainly behind us but it is going to be a while to prove that. There is always something any company has that can be streamlined and there are probably some aspects of operations that we would look at. But I really can’t be anymore specific other than there is always something out there that you can take a look at and maybe do some double time and carry yourself through the difficult period that we are in now and get there and not really affect delivery. And we are going to be looking at all of those, starting basically right after the call.

GRAEME REIN:	And then a couple more things. Could we get an updated share account? And also at what point does the revenue kind of cover the fixed costs and you... and we would start to see the gross margin creep back up in the 70 percent range?

DR. JEFFREY GREEN:	The stock market shares outstanding is Thirteen Million, Five Hundred and Sixty Some Thousand. The next question you talk about is what you are looking for a break-even revenue line. Is that what you are asking about?

GRAEME REIN:	Well, you know you say gross margin has declined because of the large amount of fixed costs, at what point from a revenue perspective does the fixed cost become fully covered and each marginal piece of revenue is the realistic gross margin percentage?

DR. JEFFREY GREEN:	As part of our analysis, we are going to be looking at our cost structure when in operations. You look back over the last couple of Quarters; the direct cost has been basically flat. We are going to be streamlining our cost centers in that area. We also said in prior Quarters, in discussion, that we could add substantial revenue at 25 to 50 percent increase in revenue without substantial increases in direct cost. So we just have to look at that cost and a number of others to see what streamline can be going on now that we expect revenue to grow slower than we first thought.

GRAEME REIN:	Okay thanks, I’ll jump back in the line. Thanks!

DR. JEFFREY GREEN:	Okay.

DAVID:	We do have another question from Chris Ryder from Lucrum Capital. Please go ahead.

CHRIS RYDER:	Hi, a couple of questions about this revenue slowing discussion. This is your first sequential improvement in backlog in six (6) Quarters and it is up by as much as 10 percent sequentially? And it seems like you are about... you are on the cusped signs of significant deals that are going into backlog.

DR. JEFFREY GREEN:	Yes.

CHRIS RYDER:	As I think about the financials of your Company, I am trying to draw the distinction between the business opportunity versus the timing it rolls in and shows up in the Quarterly financials. And if you, for example, were to bring on some significant based pre-trials or some other larger customers, your revenue ramp given that you had excess capacity, could be quick, could be slow, depending upon trial starts... I mean patient enrollments and things like that.

DR. JEFFREY GREEN:	Yes that is correct.
CHRIS RYDER: So what I am trying to understand is as you think about your budgeting process, what kind of trials are you looking at and what kind of potential revenue opportunity are you bidding on?

DR. JEFFREY GREEN:	I think the best answer to that is the announcement we put out last week of the client doing the Enterprise Transfer there, they are planning a full spectrum of trials all the way from Phase I through Phase IV. We have other clients that are very similar to that; once again the full spectrum of $100,000 projects to projects that over $1.0 Million Dollars in size. You are correct, Chris, it all relates to the timing and enrollment. That might be less so if it is an Enterprise business model option because at least the technology piece would be a fixed revenue recognition component probably on a pro-rata basis for the life of that contract so that would certainly help some of that lumpiness that we normally see. The other factor is how many trials that are currently ongoing would be going out and I think even this last month of April, we had 16 trials that have locked their database and had successfully concluded. So you always have to factor in what the new stuff is coming in but you also have to factor in what is currently coming out of existing revenue generating project.

CHRIS RYDER:	But as I understand it, the lock closed trials are revenue streams that had been in backlog that are now fully recognized so as I use backlog as a proxy for your opportunity, the fact that it is sequentially rising for the first time in over a year and a half. What should that be telling us about your business prospects?

DR. JEFFREY GREEN:	Well, it is better than going down I guess. It says that the business... the way I would look at this is they are relatively stable. It certainly is growing but on the other hand, you have to be honest and say it was growing in the face of a reduced revenue by 20 percent, so that also had an impact. I think the point you are hitting, Chris, which is a good one, is under these Enterprise business model options which we have told everyone we will have several of these customers go this route, new ones as well as existing ones; is there are advantages for them and for us. That will give very good visibility and rises in backlog that we have not seen before because normally we had trial-by-trial and it is tough to grow things in that way in a subscription model that is a three (3) year, five (5) year deal. It is going to give you a bonus of visible revenue, a portion of which we haven’t had as a stable recognition factor in our business so far.

CHRIS RYDER:	Which is precisely the point I am trying to get to, which is... we used to talk about you know your business goal was to do a certain number of trials with an ASP and that was going to roll over in a certain timeframe and I am trying to understand... are you saying that your adjustable market is smaller or are you saying that you have lost customers or are you saying that the number of companies that are likely to adopt a technology platform has been reduced?

DR. JEFFREY GREEN:	No, I am missing how you get to that conclusion?

CHRIS RYDER:	That is what I am trying... if... I am trying to understand from your presentation the... whether there has been a change in your business opportunity?

DR. JEFFREY GREEN:	No, in fact I think it has improved on the long term. What we are suffering from in the short term is we have not had people pick up the eClinical platform at the rate and at the pace and the magnitude that we had expected that they would. That is the entire issue. I believe that they will eventually get there and they are going to get there in a more significant way. They are going to get there in a way of an Enterprise platform that is done over a multi-year period of time, which couldn’t have been done with a point solution. So from that perspective, it is very positive. The difficult part of this is, the best word for it and we keep using it, but it is the transition period in between the winding down of the Version 4 projects, many of which were large and then moving into the new platform and that is what puts us in the current situation we are in.

CHRIS RYDER:	Okay and just to put not too fine a point on it, what you are talking about is trailing information?

DR. JEFFREY GREEN:	You are exactly correct.

CHRIS RYDER:	And I am trying to understand what is going to happen going forward and part of understanding what is going to happen about what is going forward and an understanding of what you think your business opportunity is; and what the likely... how that reflected a roll into a revenue stream and that is earnings to me as a shareholder?

DR. JEFFREY GREEN:	Well I think that we are... I still feel confident that we are going to be north of the 200 trials running per year. By the end of the year, 200 ongoing trials. I think we are always going to have two different business models. We are going to have a trial-by-trial, pay as you go business model for those clients that are doing the onesie, twoseys. I think that any client that does over 10 trials a year with us will look serious at the Enterprise model option because it will be able to give them advantages and it will give us a strong visibility of the revenue and that is how I would see better predictability occurring. I can’t say that it would be the growth because you could have one client that does the $2.0 Million Dollar project with you as the first one and that can significantly add to your revenue so you can’t necessarily reach your conclusion about that. But it certainly leads to... the Enterprise model leads to greater stickiness of our product. It leads to greater predictability of revenue. It leads to lower cost of sales. It leads to a preferential giving, almost an assured giving of business to DATATRAK. All of those things will be positive for the long term.

TERRY BLACK:	There is another way of looking at the Enterprise Agreement. When we go to talk to a customer today, we are talking about a platform. We are talking about all of the trials, not just the next study. So I would say that given where we are today, the opportunities are broader because of the platform and the Enterprise Agreement is just a natural extension to that.

CHRIS RYDER:	So none of them have been signed and we don’t understand the magnitude as it relates to revenue. Help me... just give me some framework. Let me take it in a different perspective. Your backlog is sequentially up for the first time in a year and a half. Your trials are at 130 today and you think you are going to be exiting at 200 run rate year-end, your ASPs which had dropped every Quarter in 2006 have finally picked up from 150 to almost 200, so you have an accelerating trial base, a rising ASP and the first time you have any improvement in your backlog in a year and a half. If I dupe the math of it, you are talking about exiting the year at a 50 percent higher base, plus a rising ASP versus where you are today.

DR. JEFFREY GREEN:	Correct and I think you stated all of those very well. What will lag behind is the revenue of that which you won’t see building significantly until ’08. Yes, you might see some rises. You are going to see some lumpiness in between. That is why we are not pinpointing a Quarter because you still got the timing aspect but what you are doing and what you described, Chris, is you are laying the foundations for a moving into ’08 in an attractive way and that is sort of what we are working towards.

CHRIS RYDER:	And so, let me ask you in a different way. Have you lost any customers?

DR. JEFFREY GREEN:	No, no.

CHRIS RYDER:	You haven’t lost any customers and more of your customers want to broaden the relationship with you?

DR. JEFFREY GREEN:	That is correct and we have added two (2) new clients in the First Quarter.

CHRIS RYDER:	So your customer base is growing, still?

DR. JEFFREY GREEN:	That is correct.

CHRIS RYDER:	And you are talking... and right now you are talking to more people that all want to adopt your technology platform that are new?

DR. JEFFREY GREEN:	That is correct.

CHRIS RYDER:	I understand that your current financials are eating cash and I understand that there is a need given the last six (6) Quarters for a degree of conservatism?

DR. JEFFREY GREEN:	Yes.

CHRIS RYDER:	What I don’t understand is it seems like you are the point of actually... at the point that things are improving... you sound like you are pessimistic?

DR. JEFFREY GREEN:	No, I am not pessimistic. I am just being conservative and I’ll brag about it when it happens. I am talking to you about potentials, everything you have said is correct.

CHRIS RYDER:	Okay.

DR. JEFFREY GREEN:	But once again, we have been at this for a long time and there is some things that remain to be true in this industry but it always takes longer than what you think. And that is just the way this industry is. It is not just us that is affected by that, but everybody. So if what you are reading into my voice, Chris, is pessimism, that’s not true, it is just being conservative.

CHRIS RYDER:	Okay, thanks.

DR. JEFFREY GREEN:	Okay.

DAVID:	Again, to ask a question, please press “*” then “1” on your touchtone phone. And we do have a question from Graeme Rein from Bares Capital Management. Please go ahead.

GRAEME REIN:	Dr. Green is there a... are you offering the Enterprise Subscription format to all customers or is there a level of magnitude commitment that they have to make in order to utilize that model?

DR. JEFFREY GREEN:	Very good question! Since we are in the early stages, we don’t really have a minimum if you will. If I had to state one, what we have talked about is they have got to have at least a minimum of a half million data items in over a year period of time for multiple years. I would say we probably wouldn’t look at anything below that and a company that would fit sort of that genre would be a company doing a fair number of Phase I trials that have a small number of data items in each one but they wanted to be able to have all of their Phase I trials on a single platform and get the best deal they could. I think most of the people that we will be talking to are going to be in the 1 Million to 3 Million data item level per year. Now that is just so you guys understand that is just the technology piece. All of the services are in addition to that and then they purchase those a la carte.

GRAEME REIN:	In the transactional model, what do you charge per data item? Is that public or do you disclose that?

DR. JEFFREY GREEN:	No, I would just soon not talk about that in case we have some competitors on the phone.

GRAEME REIN:	Okay and the last thing, is there any update on the payment function of the eClinical platform, how that is progressing and when (Interrupted)

DR. JEFFREY GREEN:	That comes after Enterprise Transfer and Enterprise Transfer will be demonstrated at the DIA Meeting so right after that, I am sure Jim Bob and the crew will start moving on the economic structure.

GRAEME REIN:	All right, good luck!

DR. JEFFREY GREEN:	Thanks!

DAVID:	We have a question from Andrew Bugyis from Mesirow. Please go ahead.

ANDREW BUGYIS:	This demand... this request for some sense of timing as to when these up-kicks and backlog and everything are going to translate into revenue, you guys are kind like pushing on a string here. You can’t make that work. It is at the customer’s discretion, isn’t it?

DR. JEFFREY GREEN:	Yeah that is kind what we tried to say that the timing isn’t under our control and that is all correct. The timing becomes less important under an Enterprise business model because you have got a certain fixed payment process but in everything else, we are totally dependent upon start time and enrollment rates and all of that. You are correct.

ANDREW BUGYIS:	All right, if we run through these thirteen (13) elements that are key to this new business model, and you start to bounce some of them off each other, the volume discount per data item and the mandatory use of your consulting group which is a high margin business and then the fact that additional data entry points above and beyond what has been contracted for come at the standard retail prices per unit?

DR. JEFFREY GREEN:	Yeah.

ANDREW BUGYIS:	When you get a melted margin on this whole thing here, is it in the area of your historic margins at 75 percent?

DR. JEFFREY GREEN:	I don’t know yet. We believe they can be. It all depends on what negotiations we get to in terms of the fixed data item fee during the life of the contract.

ANDREW BUGYIS:	Can you give us... you have eluded to these numbers I believe in the past. I will have to go through some (Interrupted)

DR. JEFFREY GREEN:	Yeah they can reduce, let’s say with a five (5) year deal, they could potentially reduce their data item cost by 50 percent over the retail rate.

ANDREW BUGYIS:	Okay, all right fine and the volume of consulting services that you provide in that process and the potential revenue streams because you have this closed loop and it is data items plus other things, plus other things, plus other things which you have always eluded to as being substantial... the higher margins? There is no reason to assume the whole package averaged out can’t be 75 percent?

DR. JEFFREY GREEN:	There is no reason to assume that. We have no proof of it yet but all of your analyses are correct.

ANDREW BUGYIS:	Okay, thanks.

DR. JEFFREY GREEN:	Yup.

DAVID:	And our next question comes from Neil Jacobs from Bodri Capital. Please go ahead.

NEIL JACOBS:	Good afternoon! Just out of curiosity, last call you talked about ramping up both on the sales and marketing side. Have you stopped giving the push out, for the lack of a better word, in revenue or the outlook as you indicated is improved on a go forward basis and you are still in the midst of hiring now that you raised the money?

DR. JEFFREY GREEN:	We are still in the midst of hiring, Neil, and in fact I have two (2) candidates coming in to at least visit with me after they have visited with our Head of Sales earlier. They are coming to see me on Friday and that’s the tough part for us internally because we see these developments, we are positive about the long term, we are not content or happy at all with the current results. We are not happy with the cash burn which the Enterprise deals will help that from a good perspective although cash isn’t the major concern on here but we have to also be responsible and not continue burning that inappropriately. And that is what I meant by saying we would be selective. We will add where we have to and we will trade-out where we can and that is kind of what we are looking at.

NEIL JACOBS:	Gotcha and any comments on the competitive landscape today?

DR. JEFFREY GREEN:	It is still pretty much the same; there hasn’t really been much of a change along those areas. We would hope to say a little more about that when some of these discussions that we are having can come through and then we can talk about the magnitude of these and how they relate to the competitive landscape because it is inherent in this Enterprise discussion. These customers aren’t going to do an Enterprise deal with two (2) different technology providers.

NEIL JACOBS:	Let me ask you a question. How many... if I am... if I am a prospect of yours, am I weighing... I realize there are alternatives, solutions out there.

DR. JEFFREY GREEN:	Yes.

NEIL JACOBS:	But are there... are they alternatively structured? Are they similarly structured platforms as yours?

DR. JEFFREY GREEN:	They are similarly structured business models. I believe that Phase Forward talks about a Subscription business model. Of course, that existed with the clin trial piece that they bought years ago and so that was already in place. There is not similarly structured platforms from the technology perspective.

NEIL JACOBS:	Is there an ASP model... is there an ASP completely web-based ASP Subscription model that you are competing with?

DR. JEFFREY GREEN:	Yes, I believe that other competitors offer a Subscription ASP approach as well. I don’t know the exact business models of some of our competitors. All these things are under confidentiality and you are unable to get these bids from the clients because they honor that, as they should. But when you hear them talk, I believe that they do have... they are certainly ASP and they do have a Subscription approach. Where we are trying to distinguish ourselves is on the platform, the no requirement to do integration, the multiple functionalities in one database. We never forget the service component because our service component of our Solution Center or Help Desk and also our Operational Team is almost always rated very highly and that has a big impact on what clients they decide they want to go with because of their comfort of working with a group that delivers on time. So we do hear a lot of that in the marketplace of people promising a lot and not delivering. Although they sell a lot, you hear the client grumble and we just haven’t taken that approach. We try to grow it organically from satisfied customer base. So all of those things would be considered, it is not just – do they have ASP – or do they offer Subscription and then you have to go down to the next level of all of the other aspects of what you are offering.

NEIL JACOBS:	Sure sure sure, okay, thanks a lot!

DR. JEFFREY GREEN:	Yup.

DAVID:	And we have a question again from Andrew Bugyis from Mesirow. Please go ahead.

ANDREW BUGYIS:	One more Doc. There is hardly any chance that a... not a... that a company that is not currently a customer or who has not done a trial with you, would make this quantum leap to this Enterprise Subscription model because that’s a more substantial commitment than just putting their toe in the water. Is that in fact true or not?

DR. JEFFREY GREEN:	That’s not necessarily true.

ANDREW BUGYIS:	Okay, so... so the universe from which you are drawing potential Enterprise Subscription customers is not necessarily your existing user base?

DR. JEFFREY GREEN:	No, but I would rephrase your statement, Andy, I would say it would be most likely that would be the case.

ANDREW BUGYIS:	That they would come from your existing customer base?

DR. JEFFREY GREEN:	Sure, because I mean (Interrupted)

ANDREW BUGYIS:	Sure, okay. Well, that’s all I want. I wanted to make sure about that. And many conference calls ago, we would talk about conversion rates of how many you bid on and how many you won and then you folks weren’t doing any bids for the CROs because they were playing your bid off against their sponsor; so then the number changed because those bids weren’t even included. Give me a feel for... while you are not losing customers because you said you had not lost any, if you... if you go out and make ten (10) proposals, are you getting half of them, are you getting three-quarters of them? What is that conversion rate from paper and pencil to EDA and then is that... do you have any feel for how the conversion rate goes from EDA to eClinical?

DR. JEFFREY GREEN:	Right now there’s statistics for the First Quarter is we put out 100 bids and we at least in this point and time have landed 22, there are a significant number I don’t know the actual number of those 100 that are still pending. They haven’t made a decision yet so they certainly could land that way.

ANDREW BUGYIS:	Okay, so if you... during this process, if one of your bids you make goes away, do those people tell you or do you just find out when they don’t pick up the phone anymore?

DR. JEFFREY GREEN:	That’s a good question. We usually bird-dog them enough that we find out after a period of time that it didn’t come your way. Sometimes they will tell you what they did and sometimes they won’t but usually over the ensuing months with the rumor mill in the industry and investigative sites all over the world they are using things, you usually find out what happened, so eventually you know.

ANDREW BUGYIS:	Okay, but this 22 out 100 is truly not a real conversion rate because there could be 60 of them out there that hasn’t made a decision yet, right?

DR. JEFFREY GREEN:	You are correct and it is just a snapshot. If you were to ask me, do we still feel we are getting in the range of 30 to 50 percent hit rate on the things we put in, my answer would be yes. Let’s examine that as the year goes out because I don’t want to just rely upon a snapshot on the First Quarter.

ANDREW BUGYIS:	Okay thanks, appreciate it.

DR. JEFFREY GREEN:	Yup.

DAVID:	At this time, there are no further questions.

DR. JEFFREY GREEN:	All right and thank you everyone and we will tune in next Quarter. Bye, bye.

DAVID:	Okay, that concludes the conference for today. Please disconnect your lines and have a nice day!